Exhibit 17.1

Generation Zero Group, Inc.
13663 Providence Road,
Suite #253
Weddington, NC  28104

To the Board of Directors of Generation Zero Group, Inc.:

I, Cynthia S. White, hereby resign as Chief Executive Officer and President, of Generation Zero Group, Inc. (the “Company”), effective as of 8:00 A.M., E.S.T., July 22, 2013.    As a result of my resignation, I no longer hold any officer position whatsoever with the Company or any of its subsidiaries.

Dated:  July 22, 2013

Very truly yours,
/s/ Cynthia S. White
Cynthia S. White